AGENT AGREEMENT

THIS AGENT AGREEMENT (this "Agreement") is entered into as of the date specified herein by and between EDUCATOR GROUP PLANS, INSURANCE SERVICES, INC. DBA EQUITA MORTGAGE GROUP ("Equita"), and UNIQUE UNDERWRITERS, INC. (herein sometimes "You," "Your," or "Agent").

1. Appointment: Independent Contractor. You are hereby appointed by Equita as Agent to solicit as an independent contractor on behalf of Equita applications for mortgage life insurance, final expense life insurance and other insurance products (herein "Products") of insurance companies (herein "Designated Carriers"), now or hereafter specifically offered or approved in writing by Equita. Nothing in this Agreement shall be construed to create the relationship of employer and employee and you are and shall be an independent contractor in relation to Equita. You will exercise your own judgment regarding time, place and manner of performing your duties hereunder in harmonious relationship with, and subject to, policies and guidelines established by Equita and the Designated Carriers. You agree and understand that it is your sole responsibility to pay self-employment, income and other taxes on commissions you earn pursuant to the terms of this Agreement, and that neither the Designated Carriers nor Equita will have any responsibility with respect to withholding or payment of FICA, FUTA, or any other tax. You are responsible for proper and prompt tax reporting, withholding and payment for your commissions and other income; and you agree to indemnify, defend and hold Equita harmless from and against any costs, expenses or levies incurred by, or assessed against, Equita as a result of your failure to do so. You are authorized to perform your responsibilities as Agent under the terms and conditions of this Agreement in any territory which Equita assigns to you. Any change in territory must be agreed to in writing by both Equita and you. Commissions with respect to Products of Designated Carriers shall be as set forth on Schedule A attached hereto and incorporated herein by reference for all purpose or per additional schedules issued to you by Equita or the Designated Carriers from time to time during the term hereof, which schedules may be revised at any time or from time to time in the sole discretion of the Designated Carriers.

2. Agent Responsibilities. You agree to:

2.1 Abide by all policies, guidelines, rules, rate books, regulations and instructions of Equita and the Designated Carriers dealing with the Products as prescribed from time to time; observe and comply with the insurance laws and regulations of the states where you do business or solicit applications for Products; and comply with all provisions of your agency contracts with the Designated Carriers.

2.2 Explain fully the terms, conditions and provisions of all contracts and Products to prospects and to not make untrue statements, interpretations, misrepresentations, or omit or evade material facts concerning the Products. All advertising, sales materials, circulars or other communications using the name of Equita (or any affiliate) or relating to any Products (whether written, oral, audio or visual) must be approved in writing by Equita, which approval may be withdrawn for any reason at any time.

2.3 Indemnify, defend and hold Equita harmless from and against any costs, fees and expenses that Equita may incur for any administrative or legal action involving you to which Equita may be made a party or otherwise incur a cost or expense. Equita may, at its discretion, employ its own counsel in defense of such action.

2.4 Treat all information, records and confidences, including but not limited to Equita prospect and policyholder lists, renewal and expiration dates of Products, training, educational and other materials which Equita has provided to you in your role as Agent (collectively "Confidential Material"),

as confidential; and not copy, reproduce, distribute or disclose any such Confidential Material at any time without the prior written consent of Equita, which consent may be withdrawn at any time, or use any Confidential Material in any way adverse to Equita or any of its agents or affiliates. You may disclose Confidential Material as necessary to perform your responsibilities under this Agreement. Upon termination of the Agreement for any reason, you agree to immediately turn over to Equita all Confidential Material and all other material, including all computer programs, files and functions, pertaining to the business of Equita or to the sale of Products pursuant hereto provided by Equita to you.

3. Prohibitions.

3.1 During the term of this Agreement and for a period of thirty-six (36) months following any termination hereof, you agree not to, directly or indirectly: (a) induce or attempt to induce any of the Designated Carriers' policyholders or Product holders to discontinue payment of premiums, or cancel, surrender, relinquish or otherwise cause termination of any policy, annuity or other Product with the Designated Carriers; or to pay or allow or offer to pay or allow as an inducement to any person to insure, any rebate of premium or other consideration or any inducement not specified in the Product; and (b) on Agent's behalf or on behalf of any other person, partnership, association, corporation or other entity, hire or solicit or in any manner attempt to influence Equita's other representatives, independent agents, independent contractors, directors, officers or employees, to leave the service or employment of Equita or any of Equita's affiliates, or terminate any existing contractual relationship with Equita or any of Equita's affiliates.

3.2 For a period of thirty-six (36) months following any termination of this Agreement, you agree not to contact any client or customer or former client or customer of Equita, or any affiliates of Equita, whom you had contact with or became aware of while acting as a Agent, except for those policy holders for whom you are the agent of record.

3.3 You agree not to use any leads provided by Equita or any affiliate for the sale of any insurance or annuity products for any carrier other than the Designated Carriers.

4. Termination of Agreement.

4.1 This Agreement, together with all schedules and amendments hereto, shall terminate:

A. Immediately upon (i) your breach or threatened breach of any provisions of this Agreement; (ii) your systematic replacement of our business with that of other insurance companies; (iii) your commission of any act, whether of dishonesty, fraud or otherwise, which is grounds for the loss, suspension or termination of your insurance license; or (iv) the loss, suspension or revocation of your insurance license. This Agreement shall terminate immediately as to any Designated Carrier if your agency agreement with such carrier is terminated.

B. Immediately upon the withdrawal by Equita from the territories where you are licensed.

C. Immediately upon written notice from Equita to you if you fail to meet the following production requirements: a run rate of $3,000,000 in annual paid premium for all Products during each twelve (12) month period this Agreement is in effect.

D. Upon 30 days prior written notice by either party to the other party.

4.2 Upon termination of this Agreement by any party pursuant to subparagraph 4.1C above, subject to the rules of the Designated Carrier, you and your heirs or successors shall be entitled to

continue to receive any and all commissions due you applicable to all applications for Products submitted by you up to the date of termination of this Agreement, after Equita has been reimbursed for all expenses, including service expenses, incurred in connection with such applications. The foregoing shall be applicable provided you have, during the term hereof, been in compliance with, and after termination of this Agreement, you continue to comply with, the requirements of Paragraphs 3.1, 3.2 and 3.3 hereof, and provided further that Equita continues to receive commissions applicable to those Products from the Designated Carriers after termination of this Agreement.

4.3 Upon termination of this Agreement pursuant to subparagraph 4.1A of this paragraph 4, Agent shall have no right to continued commissions pursuant to this Agreement. Further, upon termination of any contract between Agent and a Designated Carrier for cause (as defined in such contract), Agent shall not be entitled to any commissions under such contract and Equita shall have no obligations hereunder to Agent with respect to such contract.

4.4 In the event of any breach or threatened breach of any provisions of this Agreement by you, Equita shall be entitled to an injunction restraining you from engaging or continuing to engage in any conduct prohibited herein or otherwise constituting a breach or threatened breach hereof. The preceding sentence shall not preclude Equita from pursuing any other remedies available to it by law or in equity for such breach or threatened breach, including recovery of money damages from you.

4.5 Upon termination of this Agreement, Equita grants an automatic release and you may contract directly with the Designated Carriers (subject to the carrier's requirements); provided, however, Equita's release is contingent on all debts due by you (and any agents in your downline) to Equita or the Designated Carriers being paid in full and the release applies only from and after the date of termination. If you contract directly with a Designated Carrier following termination, you acknowledge that due to Equita's relationship with the carrier, Equita may still be entitled to an override commission on your post-termination production.

5. Miscellaneous Provisions. The following miscellaneous provisions are agreed upon by the parties:

5.1 Legal Construction. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein.

5.2 Texas Law to Apply. This Agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder are performable in Dallas County, Texas.

5.3 Headings. The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

5.4 Parties Bound. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the affiliates of Equita and their respective heirs, executors, administrators, legal representatives, successors and assigns where permitted by this Agreement, and all representations, warranties and agreements shall survive the execution and termination of this Agreement.

5.5 Non-Assignability. Neither this Agreement nor the rights and benefits accruing hereunder may be assigned by you.

5.6 Notices. Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and shall be deemed to be delivered when delivered in person, or when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to you at your last known address, and to Equita at 11551 Forest Central Drive, Forest Central II, Suite 200, Dallas, Texas 75243, to the attention of Mark Ross.

5.7 Amendment. This Agreement may be changed or amended at any time by Equita upon thirty (30) days written notice to Agent if required by any Designated Carrier, which amendment shall automatically become effective at the end of such thirty (30) day period. Except as otherwise provided in the previous sentence, this Agreement may only be modified by mutual agreement of the parties in writing.

5.8 Waiver. No term or condition of this Agreement shall be deemed to have been waived by Equita, nor shall there be any estoppel against the enforcement by Equita of any provisions of this Agreement, except by written instrument executed by Equita in each such instance. No such written waiver by Equita shall be deemed a continuing waiver unless specifically so stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. Waiver by Equita of a default by you of any provisions of this Agreement in one instance shall not be considered as a subsequent waiver of such provisions.

5.9 Affiliates. For purposes of this Agreement, an "affiliate" of, or a person "affiliated" with Equita, is a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Equita. References to "affiliates" of Equita shall include all affiliates of Equita actually known to Agent, as well as any affiliates of Equita who are identified to Agent by Equita, whether during the term of this Agreement or after any termination hereof.

6. Downline Agents. To the extent permitted by the Designated Carriers, you may appoint subagents in your downline hierarchy. You will use your reasonable efforts to ensure that your subagents comply with the terms of their respective agreements with Equita and the Designated Carriers. Production of your designated subagents, and any additional compensation payable to you thereon, will be credited and/or payable to you in accordance with the policies and procedures of the Designated Carriers from time to time. You will be responsible for chargebacks and other debts of your subagents.

This Agreement is executed in duplicate originals to be effective on the date accepted by Equita as provided below.

SIGNATURES ON NEXT PAGE

Agent:

UNIQUE UNDERWRITERS, INC.

By: [signature]
Name: Sam Wolfe
Title: President

Date: June 4th, 2010

Equita:

EDUCATOR GROUP PLANS, INSURANCE SERVICES, INC. DBA EQUITA MORTGAGE GROUP

By: [signature]
Name: Rich Wolfe
Title: President

ACKNOWLEDGEMENTS

State of Texas §
§
County of Dallas §

This instrument was acknowledged before me on June 4th, 2010, by Rick Wolfe, President of Educator Group Plans, Insurance Services, Inc., d/b/a Equita Mortgage Group, a Texas corporation, on behalf of said corporation.

KAREN V. GANT
Notary Public, State of Texas
My Commission Expires
March 17, 2013

Karen V. Gant
Notary Public, State of Texas

My commission expires: March 17, 2013

State of Texas §
§
County of Dallas §

This instrument was acknowledged before me on June 4th, 2010, by Sam Wolfe, President of Unique Underwriters, Inc., a Texas corporation, on behalf of said corporation.

KAREN V. GANT
Notary Public, State of Texas
My Commission Expires
March 17, 2013

Karen V. Gant
Notary Public, State of Texas

My commission expires: March 17, 2013

SCHEDULE A

COMMISSIONS

Carrier Contract 1st Year Commission	Equita Commission	Agent Commission
> 160%	15%	Balance after deducting Equita Commission
< 160%	10%	Balance after deducting Equita Commission

Renewal Commissions

100% to Agent, subject to Section 5 of the Agreement effective June 1, 2010, by and among EDUCATOR GROUP PLANS, INSURANCE SERVICES, INC., a Texas corporation which does business as Equita Mortgage Group, on the one hand, and UNIQUE UNDERWRITERS, INC., a Texas corporation, SAMUEL D. WOLFE, and RALPH SIMPSON, on the other hand.